Exhibit 99.1

CONTACTS:	J. Michael Kirksey
Chief Financial Officer
INPUT/OUTPUT, INC.

(281) 879-3672

FOR IMMEDIATE RELEASE

Jack Lascar, Partner

Karen Roan, Sr. Vice President
DRG&E / (713) 529-6600

I/O COMMENTS ON REPORTED CLASS ACTION

HOUSTON, TEXAS – JANUARY 13, 2005 – Input/Output, Inc. (NYSE: IO) today announced that it has learned that a putative class action lawsuit styled Harold Read vs. Input/Output, Inc., et al, was filed against it and three of its senior executives on January 12, 2005, in the United States District Court for the Southern District of Texas, related to securities law disclosures. Based on its initial review of the complaint, I/O believes the lawsuit is without merit and intends to defend itself and its officers vigorously.

I/O is the world’s leading, technology-only seismic services provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry.  The company’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging.  I/O has offices in the United States, Canada, Europe, China, Russia and the Middle East.  Additional information is available at http://www.i-o.com.

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include, but are not limited to, the company’s beliefs and intentions regarding the reported class action lawsuit or any other lawsuit filed against it.  All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include a ruling by a court that is adverse to the company’s position and other uncertainties and matters beyond management’s control inherent in legal proceedings.  Additional risk factors, which could affect actual results, are disclosed by the company from time to time in its filings with the Securities and Exchange Commission, including its most recently filed Form 10K and Form 10Q.

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